QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.74

FORM OF

WYNN RESORTS AGREEMENT
Dated as of                            , 2002

        This WYNN RESORTS AGREEMENT (this "Agreement") is made by Wynn Resorts, Limited, a Nevada corporation ("Wynn Resorts"), in favor of Wells Fargo Bank, National Association, as trustee (in such capacity, the "Trustee") for the benefit of the holders of the second mortgage notes (the "Notes") issued pursuant to the Indenture (as defined below).

PRELIMINARY STATEMENTS:

        1.    Wynn Las Vegas, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Wynn Resorts ("Wynn Las Vegas"), proposes to develop and own the Le Rêve Casino Resort, a large scale luxury hotel and destination casino resort, with related parking structure and golf course facilities to be developed on the Project site, all as more particularly described in the applicable exhibit to the Disbursement Agreement (the "Project").

        2.    Wynn Resorts and Wynn Las Vegas desire to finance the development and construction of the Project with, among other things, the proceeds of the issuance by Wynn Las Vegas and Wynn Las Vegas Capital Corp. of Notes issued under the Indenture. In connection with such financing, Wynn Las Vegas and Wynn Las Vegas Capital Corp., as joint and several obligors, Desert Inn Water Company, LLC, Wynn Design & Development, LLC, Wynn Resorts Holdings, LLC, Las Vegas Jet, LLC, World Travel, LLC, Palo, LLC and Valvino Lamore, LLC, as guarantors, and the Trustee have entered into an indenture, dated as of the date of this Agreement (the "Indenture").

        3.    It is a condition to the issuance of the Notes under the Indenture that Wynn Resorts shall have executed and delivered this Agreement.

        4.    Wynn Resorts acknowledges that it will receive direct and indirect benefits from the issuance of the Notes under the Indenture and the use of the proceeds thereof in connection with the development, construction and operation of the Project.

        5.    All terms capitalized but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture, as in effect from time to time.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Restrictions on Incurrence of Indebtedness and Guarantees by Wynn Resorts.    Wynn Resorts hereby agrees that it shall not:

(1)
incur Indebtedness in excess of $10.0 million in the aggregate (other than Project Related Indebtedness, Gaming Redemption Indebtedness or Replacement Aircraft Indebtedness) or guarantee the Indebtedness of any of its Affiliates (other than a guarantee of the Floor Plan Financing or Replacement Aircraft Indebtedness), unless:

(a)
Wynn Resorts concurrently becomes the Parent Guarantor of the Notes by executing and delivering the Parent Guarantee in substantially the form of the guarantee of such other Indebtedness, if any, or if none, in substantially the form attached as Exhibit A, and

(b)
Wynn Resorts' Parent Guarantee of the Notes ranks senior to or is pari passu with the obligations of Wynn Resorts under the Indebtedness or the guarantee by Wynn Resorts of the Affiliate's Indebtedness, or

(2)
grant any security interests in any of its assets or properties (other than a security interest in favor of the Trustee for the benefit of the holders of the Notes and security interests granted in

  Excluded Project Assets or assets or properties that individually and in the aggregate have a fair market value of less than $10.0 million) in favor of any Person to secure (i) any Indebtedness of any of its Affiliates, (ii) any Guarantee by Wynn Resorts of Indebtedness of any of its Affiliates, or (iii) any Indebtedness incurred by Wynn Resorts, unless:

  (a)
  Wynn Resorts concurrently executes and delivers the Parent Security Agreement in substantially the form of such other security agreement and thereby grants a security interest in those assets or properties in favor of the Trustee for the benefit of the holders of the Notes to secure the guarantee given by Wynn Resorts under clause (1) above or, if no such guarantee has been given, to secure the payment and performance by Wynn Las Vegas of its obligations under the Indenture and the Collateral Documents to which it is a party, and

  (b)
  the security interest described in clause (2)(a) above ranks senior to or is pari passu with the security interest granted by Wynn Resorts in respect of its Indebtedness, the Affiliate's Indebtedness or its guarantee of the Affiliate's Indebtedness, as the case may be.

        For purposes of this Agreement, "Floor Plan Financing" means the floor plan financing to be obtained by Kevyn, LLC in respect of the Ferrari and Maserati automobile dealership forming part of the Project and located on the Project Site in an aggregate principal amount at any time outstanding not to exceed $5.0 million; provided that neither Issuer, no Restricted Entity nor any Restricted Subsidiary of Wynn Las Vegas or any Restricted Entity:

(1)
provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) as to such Indebtedness,

(2)
is directly or indirectly liable as a guarantor or otherwise as to such Indebtedness, or

(3)
constitutes the lender of such Indebtedness.

        SECTION 2.    Automatic Release Provisions.    Notwithstanding anything to the contrary in Section 1 above, the restrictions contained in Section 1 shall automatically cease to apply to Wynn Resorts, and any Parent Guarantee or Parent Security Agreement will be automatically released and Wynn Resorts shall have no further liability thereunder, from and after such time as either:

(1)
(a)     the Completion Date has occurred,
(b)
no Default or Event of Default exists or is continuing immediately prior to or after giving effect to such release,

(c)
both immediately prior to such release and after giving pro forma effect to such release (as if, for purposes of calculating the Consolidated Leverage Ratio, such release had been made at the beginning of the applicable four-quarter period):

(i)
the Consolidated Leverage Ratio of the Issuers and their Restricted Subsidiaries for the period of four consecutive fiscal quarters of Wynn Las Vegas ending immediately prior to the release date is 3.0 to 1.0 or less, and

(ii)
the senior secured long-term Indebtedness under the Credit Agreement is rated BB+ or higher by S&P and Ba1 or higher by Moody's,

(d)
the lenders under the Credit Agreement concurrently release the Guarantee and/or security interests granted by Wynn Resorts in their favor, and

(e)
Wynn Resorts delivers an Officers' Certificate (including supporting calculations in reasonable detail) to the Trustee confirming that the conditions in (a), (b), (c) and (d) of this clause (1) have been satisfied, or

(2)
(a)     no Default or Event of Default exists or is continuing immediately prior to or after giving effect to that release,

(b)
both the lenders under the Credit Agreement and the Person whose Indebtedness Wynn Resorts guaranteed or granted security interest to secure (thereby triggering Wynn Resorts' obligations to enter into the Parent Guarantee or the Parent Security Agreement, as applicable, pursuant to this Agreement) concurrently release the guarantee or security interests, as applicable, granted by Wynn Resorts in their favor, and

(c)
Wynn Resorts delivers an Officers' Certificate to the Trustee confirming that the conditions in (a) and (b) of this clause (2) have been satisfied.

The Trustee shall take such actions as Wynn Resorts may request, at the expense of Wynn Resorts, to evidence the forgoing release, including without limitation the return of assets pledged as collateral and the execution and delivery of related instruments of transfer, lien releases, reconveyances, termination statements and any similar documents and instruments.

        SECTION 3.    Amendments to Wynn Put Agreement.    Wynn Resorts hereby agrees that it shall not amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, or otherwise fail to enforce, or terminate or abandon, any of the provisions of the Wynn Put Agreement, if such amendment, modification, waiver or other change, failure to enforce, termination or abandonment (individually or collectively with all such amendments, modifications, waivers and other changes, failures to enforce, terminations or abandonments taken as a whole) would:

(1)
have a material adverse affect on the ability of Wynn Las Vegas, any Restricted Entity or any of their respective Restricted Subsidiaries to develop, construct or operate the Project,

(2)
cause the Completion Date to occur or result in that date occurring after the Outside Completion Deadline,

(3)
materially impair the rights or remedies of the holders of the Notes under the Indenture or the Collateral Documents, or

(4)
materially impair the development, use or operation of the Project.

        Notwithstanding the provisions of this Agreement, in no event shall Wynn Resorts be required, by reason of granting the Parent Guarantee or any security interest pursuant to this Agreement, to become a Restricted Entity or otherwise to become subject to the restrictive covenants or other terms of the Indenture.

        SECTION 4.    Separateness from Issuers, Restricted Entities, their Restricted Subsidiaries and the Completion Guarantor. Wynn Resorts hereby agrees that, for so long as there continue to be any outstanding Obligations under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement) (the "Bank Documents") or under the Indenture or any Collateral Document (the "Indenture Documents"), it shall comply with each of the following:

(1)
Wynn Resorts shall not conduct business in the name of any of Wynn Las Vegas, the Restricted Entities, any of their respective Restricted Subsidiaries or the Completion Guarantor (collectively, the "Wynn Group Members"), nor shall it refer to any of the Wynn Group Members as a division, department or other subdivision of Wynn Resorts that is not recognized as a separate and distinct legal entity under applicable law. Wynn Resorts shall have separate stationery, invoices and checks in its own name and shall observe all organizational formalities. Wynn Resorts shall not refer to employees of a Wynn Group Member as employees of Wynn Resorts or of any Affiliate of Wynn Resorts that is not a Wynn Group Member. Wynn Resorts shall maintain arms'-length relationships with the Wynn Group Members, except for management fees, distributions and other specific transactions, to the extent permitted by the Bank Documents and the Indenture Documents. Wynn

  Resorts shall maintain adequate capital in light of its contemplated business purpose, transactions and liabilities. Wynn Resorts shall not commingle its funds with those of the Wynn Group Entities, and in all transactions involving the Wynn Group Entities and Wynn Resorts, the separate funds of each of the Wynn Group Members and Wynn Resorts shall be clearly traceable. The assets of Wynn Resorts shall remain identifiably separate from those of the Wynn Group Members such that there will be no material difficulty in segregating the assets of the Wynn Group Members from those of Wynn Resorts.

(2)
Wynn Resorts shall not hold out the Wynn Group Members to be other than legal entities separate and distinct from Wynn Resorts, and Wynn Resorts shall not hold out that the assets of the Wynn Group Members are available to satisfy the liabilities of Wynn Resorts. In any communications with creditors of Wynn Resorts that refer in any way directly or indirectly to the assets, liabilities, operations or results from operations of the Wynn Group Members, Wynn Resorts shall ensure that such communications accurately describe the separate existence of the Wynn Group Members and the fact that the assets of the Wynn Group Members are not available to satisfy the liabilities of Wynn Resorts.

(3)
Wynn Resorts shall maintain books, records and accounts separate and apart from each of the Wynn Group Members. In any consolidated financial statements of Wynn Resorts that refer to assets, liabilities, operations or results from operations of the Wynn Group Members, Wynn Resorts shall, in footnotes or otherwise, describe the assets, liabilities, operations and results from operations of the Wynn Group Members separately from those of Wynn Resorts and further shall note that (i) each Wynn Group Member is organized as a legal entity separate and distinct from Wynn Resorts, (ii) there is no agreement or other arrangement or relationship under which or pursuant to which the assets of a Wynn Group Member have been pledged or otherwise made available to satisfy the obligations of Wynn Resorts or any of its Affiliates that are not Wynn Group Members, and (iii) each Wynn Group Member has issued or guaranteed indebtedness that is secured by liens on substantially all of the assets of said Wynn Group Member (except as otherwise permitted by the terms of the Bank Documents and the Indenture Documents).

(4)
In addition to the foregoing, Wynn Resorts shall not take any other action that would reasonably be expected to call into question the separate identity of each Wynn Group Member from Wynn Resorts, or to create or increase any risk that the assets of any Wynn Group Member will be consolidated with those of Wynn Resorts or any other Person (other than another Wynn Group Member) under applicable federal or state bankruptcy or insolvency law.

        SECTION 5.    Representations and Warranties.    Wynn Resorts hereby represents and warrants as follows:

(1)
Authority. Wynn Resorts has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Parent Guarantee and Parent Security Agreement, if any, to which it is a party from time to time pursuant to the terms of the Agreement. The execution, delivery and performance by Wynn Resorts of this Agreement, the Parent Guarantee and the Parent Security Agreement have been duly approved by all necessary corporate action of Wynn Resorts and no other corporate proceedings on the part of Wynn Resorts are necessary to consummate the transactions contemplated by this Agreement, the Parent Guarantee and the Parent Security Agreement.

(2)
Enforceability. This Agreement has been duly executed and delivered by Wynn Resorts. This Agreement is (and, upon the execution and delivery thereof by Wynn Resorts, the Parent Guarantee and the Parent Security Agreement will be) the legal, valid and binding obligations of Wynn Resorts, enforceable against Wynn Resorts in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        SECTION 6.    Further Assurances.    Wynn Resorts shall execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

(1)
carry out more effectively the purposes of this Agreement, the Parent Guarantee and the Parent Security Agreement;

(2)
create, grant, perfect and maintain the validity, effectiveness, perfection and priority of the Parent Security Agreement and the Liens created, or intended to be created, thereby;

(3)
ensure that the Parent Guarantee and the Liens created or purported to be created under the Parent Security Agreement have the ranking required under clauses (1)(b) and (2)(b) of Section 1 of this Agreement; and

(4)
ensure that any of the rights granted or intended to be granted to the Trustee under this Agreement, the Parent Guarantee or the Parent Security Agreement or under any other instrument executed in connection therewith or granted to Wynn Resorts thereunder or under any other instrument executed in connection therewith are protected and enforced.

        Upon the exercise by the Trustee or any holder of Notes of any power, right, privilege or remedy under this Agreement, the Parent Guarantee or the Parent Security Agreement which requires any consent, approval, recording, qualification or authorization of any governmental authority (including the Nevada PUC or any Gaming Authority), Wynn Resorts shall execute and deliver all applications, certifications, instruments and other documents and papers that may be required from Wynn Resorts for such governmental consent, approval, recording, qualification or authorization.

        SECTION 7.    Reaffirmation of Obligations.    Pursuant to (i) Section 7 of the Amended and Restated Commitment Letter, dated as of June 14, 2002 (the "Commitment Letter"), among Valvino Lamore, LLC, Wynn Resorts Holdings, LLC, Wynn Las Vegas and the Administrative Agent and the other Participating Institutions (as defined therein), and (ii) Section 10 of the Engagement Letter (as defined therein), Wynn Resorts hereby agrees, effective as of the date of the Commitment Letter and the Engagement Letter, respectively, that it is jointly and severally liable for all of the liabilities and obligations relating to or arising out of the duties, responsibilities and obligations of Valvino Lamore, LLC, Wynn Resorts Holdings, LLC and Wynn Las Vegas under the Commitment Letter and the Engagement Letter, respectively, on the terms and subject to the conditions of the Commitment Letter and the Engagement Letter, respectively.

        SECTION 8.    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        SECTION 10.    Choice of Law; Jurisdiction; Waivers.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York. To the fullest extent permitted by applicable law, Wynn Resorts hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Agreement, the Parent Guarantee or the Parent Security Agreement and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Agreement, the Parent Guarantee or the Parent Security Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Wynn Resorts Agreement to be executed by their respective officers or authorized signatories thereunto duly authorized, as of the date first written above.

WYNN RESORTS, LIMITED
By:
Name:
Title:

Exhibit A

FORM OF PARENT GUARANTEE

        [To be conformed from Guarantee and Collateral Agreement]

Exhibit B

FORM OF PARENT SECURITY AGREEMENT

        [To be conformed from Guarantee and Collateral Agreement]

QuickLinks

FORM OF WYNN RESORTS AGREEMENT Dated as of , 2002